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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is entered into as of May 28, 2002, (the "Effective Date") by and between EXTENDED SYSTEMS, INCORPORATED., a Delaware corporation (hereinafter referred to as the "Employer"), and Fernando Ruarte hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

     The Employer, Venus Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Employer (the "Merger Sub"), , ViaFone,Inc. a Delaware corporation (the "Company"), and certain other parties have entered into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), dated May 28, 2002, whereby the Merger Sub will merge with and into the Company on the closing date of the transactions contemplated by the Reorganization Agreement (the "Closing Date"). Immediately following the Closing Date, Employer wishes to employ the Employee, and the Employee agrees to accept such employment, on the terms and conditions set forth herein.

     NOW THEREFORE, based on the foregoing premises and for and in consideration of the mutual promises contained herein, the Employer and Employee agree as follows:

     1. Employment. From and after the Closing Date, Employer agrees to employ the Employee and Employee agrees to accept such employment as a Vice President of Products of Extended Systems, Incorporated (the "Employer"). Employee and Employer acknowledge and agree that such employment will be in accordance with Employer's standard employment policies, and Employee agrees to be bound by such employment policies, which shall be in addition to the terms and conditions contained herein. Employee further acknowledges that Employer policy manual or other similar documents are to be explanations of benefits or programs, and they do not change the terms of this Employment Agreement.

     2. At-Will Employment. The parties agree that Employee's employment with the Employer will be "at-will" employment and may be terminated at any time with or without cause or notice. Employee understands and agrees that neither his/her job performance nor promotions, commendations, bonuses or the like from the Employer give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his/her employment with the Employer.

     3. Duties of Employee. Employee agrees to perform the duties commensurate with employee's position and experience and as shall be assigned to employee from time to time by the Employer. Employee shall perform such duties in a diligent and loyal manner, shall devote his/her entire business time, attention, and efforts to the affairs of Employer within the scope of his/her employment as is reasonably necessary for the proper rendition of such services and shall diligently promote the interest of Employer. Employee shall not intentionally take any action against the best interest of Employer, or of Employer's parent, any other subsidiary, or affiliate of Employer. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Employer.

     4. Scope of Employment. The general scope of Employee's employment shall be to serve as a Vice President of Products for Employer and to perform such duties as described in Exhibit "A" (to be mutually agreed upon prior to the Closing
Date), attached hereto, and such other duties as may be mutually agreed upon by the parties in accordance therewith as Employer may reasonably request.

     5. Compensation.

     (a) Base Salary. While employed hereunder, the Employer will pay Employee as compensation for his services a base salary at the monthly rate of $15,000 (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Employer's normal payroll practices and be subject to the usual, required withholding. The employee shall also be entitled to participate in any generally

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applicable executive stock and cash compensation bonus plans, when put in place by the CEO and compensation committee of the company.

     (b) Stock Option. As soon as practicable following the Effective Date, Employee will be granted a stock option, which will be a non-qualified option, to purchase 60,000 shares at an exercise price per share equal to the per share FMV of ESI Stock on the date of grant (the "Option"). The Option will vest as to 25% of the shares on the day this Agreement becomes effective, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable three (3) years from the date of grant, subject to Employee's continued service to the Employer on the relevant vesting dates. Employee shall be entitled to a second stock option grant of at least thirty thousand shares (30,000) at the time of the Employer's annual stock option grant for FY 03, no later than December 2003. The Option will vest as to 25% of the shares on the day the option is granted, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable three (3) years from the date of grant, subject to Employee's continued service to the Employer on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Employer's Stock Plan and the stock option agreement by and between Employee and the Employer, both of which documents are incorporated herein by reference; provided, that Employee shall have until the first anniversary of his termination date to exercise any options which are vested or deemed vested as of such date. In addition, the Employee shall not be deemed to be an "officer" for purposes of Section 16 of the Securities Exchange Act of 1934 unless he meets the criteria set forth in the definition of officer pursuant to Rule 16a-1(f) thereof and the related interpretations of the Securities and Exchange Commission with respect thereto, in the reasonable opinion of Employer's counsel, which shall include Employer's in-house counsel.

     (c) Employee Benefits. While employed hereunder, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Employer of general applicability to other employees of the Employer, including, without limitation, the Employer's group medical, dental, vision, disability, and life insurance plans. The Employer reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

     6. Vacation. Employee shall receive, as of the date of this Agreement, of accrued vacation to be taken in accordance with Employer's time-off policy. For purposes of vacation accrual only, Employee shall be treated as though he has 38 months of service as of the date of this Agreement. Employee shall accrue vacation in accordance with Employer's time-off policy. Vacation is subject to the requirements of Employer's time-off policy. In the event Employee is terminated for any reason, Employee shall be paid his/her accrued vacation.

     7. Notice of Termination. Each party agrees to provide the other with 14 days notice of termination, provided, however, this shall not alter any other term of this Agreement.

     8. Severance Pay. In the event Employee is involuntarily terminated by the Employer without cause, Employee shall be entitled to six (6) months of pay, at Employee's current base salary, to be paid periodically in accordance with Employer's normal payroll practices and subject to the usual and required withholding, plus a lump sum equal to the cost of current COBRA benefits for six
(6) months, and payout of accrued vacation, to be paid at or as soon as practicable following such termination. In order to receive such salary and lump sum payment, Employee must execute and not revoke the employer's then current "Release of All Employment Claims," (Participation in all stock option plans, stock purchase plans, and other company personnel benefits shall cease on the Employee's date of termination, subject to the specific provisions of option agreements or plans that may extend Employee's rights beyond date of termination. Should employee violate any of the provisions of this agreement, engage in any criminal activity, or engage in any activity which employer deems to be detrimental to its business, employer may terminate this agreement for cause and employee will not be entitled to a severance package. In the event of a Change of Control, as defined below, the six (6) month base salary termination and COBRA payment shall be increased to twelve (12) months. Employee is responsible for any tax consequences triggered by severance payment or a Change in Control.

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     For purposes of this Section 8, a "Change of Control" will include: (a) the acquisition of the Employer by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of the Employer outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Employer held by such holders prior to such transactions, at least fifty percent (50%) of the total voting power represented by the voting securities of the Employer or such surviving entity outstanding securities immediately after such transaction or series of transactions; or (b) a sale, lease or other conveyance of all or substantially all of the assets of the Employer

     If Employee's employment with the Employer is terminated by the Employee , then (i) all vesting of the Option will terminate immediately and all payments of compensation by the Employer to Employee hereunder will terminate immediately (except as to amounts already earned), and (ii) Employee will only be eligible for severance benefits in accordance with the Employer's established policies as then in effect.

     Effective the date the Employee's employment with the Employer is terminated by either the Employer or the Employee, the Employee shall have a period of one (1) year following such termination date to fully exercise any remaining vested shares that resulted from option grants during the duration of the employment. Employee understands that this provision of employment makes all option grants non-qualified options.

     9. Covenant to Amend Restricted Stock Purchase Agreement. Between the Effective Date and the Closing Date, Employee agrees to amend that certain Restricted Stock Purchase Agreement by and between Employee and the Company, dated as of September 14, 1999, as amended February 25, 2000 (the "Purchase Agreement"), to provide that, as of the effective date of the merger of the Merger Sub with and into the Company, one hundred percent (100%) of the shares subject to the Company's Repurchase Option (as defined therein) shall be released from the Repurchase Option. The Employer's obligations pursuant to this Employment Agreement shall be conditioned upon Employee's compliance with the covenant contained in this Section 9.

     10. Confidential Information. Employee agrees to sign the Nondisclosure Agreement.

     11. Return of Property. On termination of his/her employment with Employer, Employee will immediately surrender to Employer, in good condition, all sales manuals, price lists, customer account lists, copies of invoices, mailing lists, letters, notes, memoranda, design specifications, drawings, minutes of meetings, financial reports, computer software programs, source codes, works in progress and any other similar items that have been supplied to Employee by Employer, or generated by Employee for the Employer's use or business and that are in Employee's possession, custody, or control wherever located, including all reproductions or copies of such materials.

     12. Equitable Relief. In the event of a breach of any covenant contained in this Agreement, the non-breaching party shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law or in equity.

     13. Assignment of Inventions.

     (a) Inventions Retained and Licensed. The Employee has attached to this Employment Agreement, as Exhibit "B," a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by him/her prior to his/her employment with the Employer, that relate to the Employer's proposed business, products or research and development, and that are not assigned to the Employer under this Employment Agreement (collectively, "Prior Inventions"). If no such list is attached, the Employee represents that there are no Prior Inventions. If in the course of the Employee's employment with the Employer, he/she incorporates into an Employer product, process or machine a Prior Invention owned by him/her or in which he/she have an interest, the

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Employer is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell the Prior Invention as part of or in connection with the Employer's product, process or machine.

     (b) Assignment of Inventions. The Employee will promptly make a full written disclosure to the Employer, will hold in trust for the sole right and benefit of the Employer, and hereby assigns to the Employer, or its designee, all his/her right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, that he/she may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Employee is in the employ of the Employer (collectively referred to as "Inventions"). The Employee further acknowledges that all original works of authorship that are made by him/her (solely or jointly with others) within the scope of and during the period of his/her employment with the Employer and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. The decision whether or not to commercialize or market any Invention developed by the Employee solely or jointly with others is within the Employer's sole discretion and for the Employer's sole benefit. Neither the Employer nor any other entity will pay the Employee a royalty as a result of the Employer's efforts to commercialize or market any such Invention. The Employee will not incorporate any original work of authorship, development, concept, improvement, or trade secret owned, in whole or in part, by any third party, into any Invention without the Employer's prior written permission signed by the President of the Employer.

     (c) Inventions Assigned to the United States. The Employee agrees to assign to the United States government all his/her right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Employer and the United States or any of its agencies.

     (d) Maintenance of Records. The Employee will keep and maintain adequate and current written records of all Inventions made by him/her (solely or jointly with others) during the term of his/her employment with the Employer. The records will be in the form of notes, sketches, drawings, laboratory notebooks, and any other format that may be specified by the Employer. At all times, the records will (a) be available to Employer, and (b) remain the sole property of the Employer.

     (e) Patent and Copyright Registrations. The Employee will assist the Employer, or its designee, at the Employer's expense, in every proper way to secure and protect the Employer's rights in the Inventions and any related copyrights, patents, mask work rights or other intellectual property rights in any and all countries. The Employee will disclose to the Employer all pertinent information and data. The Employee will execute all applications, specifications, oaths, assignments and all other instruments that the Employer deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Employer, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any related copyrights, patents, mask work rights or other intellectual property rights. The Employee's obligation to execute or cause to be executed, when it is in his/her power to do so, any such instrument or papers will continue after the termination of this Employment Agreement. If the Employer is unable because of the Employee's mental or physical incapacity or for any other reason to secure the Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Employer as above, then the Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as his/her agent and attorney-in-fact. Accordingly, the Employer may act for and in the Employee's behalf to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force and effect as if executed by the Employee.

     14. Conflicting Employment. During the term of the Employee's employment with the Employer, he/she will not engage in any other employment, occupation, consulting or other business activity directly related to the business that the Employer is now involved or becomes involved during the


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term of the Employee's employment. The Employee will also not engage in any other activities that conflict with his/her obligations to the Employer.

     15. Survival. The provisions of paragraphs 8, 9, 10, 11 and 12 hereof shall survive the termination of the Agreement.

     16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement is unenforceable for any reason whatsoever, such provision shall be appropriately limited and given effect to the extent that it may be enforceable.

     17. Governing Law. All rights and obligations of the parties arising out of this Agreement will be construed and enforced in accordance with the laws of the state of Idaho, without reference to its rules as to conflicts of laws.

     18. Prevailing Party's Fees. If the parties hereto become parties to any litigation, commenced by or against one another involving the enforcement of any rights or remedies under this Agreement, or arising on account of a default of the other party in its performance of such party's obligations hereunder, the prevailing party in such litigation shall be entitled to reimbursement of all of its legal fees, costs, and expenses incurred in connection with such litigation, and interest accrued thereon from the date of judgment, at the maximum rate permitted by law.

     19. Assignment. This Agreement may not be assigned or otherwise transferred by Employer without the prior written consent of Employee, which consent shall not be unreasonably withheld. No such consent shall be required for a transfer of value of all or substantially all of Employer's assets, whether such transfer is effected by asset sale, merger, stock sale or otherwise. Any attempted assignment in violation of the provisions of this section will be void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

     20. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

         If to the Employer:

         Extended Systems, Inc.
         5777 N. Meeker Ave
         Boise, ID 83713
         Attn: Debbie Kaylor

         If to Employee:  At the last residential address known by the Employer.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

         EMPLOYER:          EXTENDED SYSTEMS, INCORPORATED


                                  By /s/ Steven D. Simpson
                                    --------------------------------------------
                                    Steven D. Simpson, President/CEO


         EMPLOYEE:

                                    /s/ Fernando Ruarte
                                  ----------------------------------------------
                                          Print Name

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                                    EXHIBIT A

                               DUTIES OF EMPLOYEE

As a Vice President of Products of ESI, the employee will:

- Drive the overall product roadmap that derives from the company's strategy and objectives communicated by the CEO and Functional Management Team

- Manage a team of product managers that will define and prioritize features and drive the roadmap for all the mobility product lines of the company including XTNDConnect Server, XTNDConnect Mobile Objects and OneBridge

- Help the gathering of product requirements based on various sources including customers, partners, competitors and internal users

- Provide support to other functional areas for sales and business development opportunities

- Work closely with the R&D organization during the making of the product

- Co-drive product packaging, offering and pricing matters along with the Marketing organization

The above job description is a general description of duties and responsibilities. Further refinement of responsibilities and definition of goals and objectives will be mutually agreed upon by Employee and Employer.

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                                    EXHIBIT B

                                   INVENTIONS